EXHIBIT 99.1
FARO TECHNOLOGIES INC. PROPERTIES

No.	Location	Sq. Ft.	Owned/ Leased	Purposes
1	125 Technology Park, Lake Mary, Florida	35,000	Leased	Manufacturing, research and development, service
2	250 Technology Park, Lake Mary, Florida	46,500	Leased	Headquarters, sales, marketing, administration
3	290 National Road Exton, Pennsylvania	90,400	Leased	Manufacturing, research and development, service
4	Lingwiesenstrasse 11/2 70825 Korntal-Muenchingen BW, Germany	105,300	Leased	European headquarters, manufacturing, sales, research and development, service
5	Unit 1° Great Central Way Butlers Leap Rugby Warwickshire CV21 3Xh, Great Britain	12,700	Leased	Sales, service
6	716 Kumada Nagakute-shi, Aichi 480-1144, Japan	15,900	Leased	Sales, service
7	188 Pingfu Road, Shanghai, China	24,700	Leased	Sales, service
8	No. 3 Changi South St 2 #01-01 Xilin Districentre Building B, Singapore	22,000	Leased	Asia headquarters, manufacturing, sales, service
9	215 Avenida Centuria, Parque Indutrial, Apodaca, Nuevo Leon 66600 - Mexico	36,000	Leased	Sales, service
10	Innovation House, Ruddington Fields Business park, Mere Way, Nottingham NG11 6JS, United Kingdom	8,300	Leased	Research and development, administration, sales, marketing and service management